UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 03, 2023

Arcadia Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

202 Cousteau Place Suite 105
Davis, California		95618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 530 756-7077

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RKDA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On November 30, 2022, Arcadia Biosciences, Inc. (the “Company”) filed a Current Report on Form 8-K (“Original Form 8-K”) to report, among other things, the appointment of Thomas J. Schaefer as the Company’s chief financial officer, effective January 3, 2023 (“Effective Date”). The Company is filing this Form 8-K/A to amend the Original Form 8-K to disclose new compensation information for Mr. Schaefer in connection with his appointment.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2023, the Company and Mr. Schaefer entered into an employment offer letter (the “Employment Letter”) that establishes his base salary as of the Effective Date as $260,000 per annum and his 2023 target bonus opportunity as 40% of his base salary.

As set forth in the Employment Letter, and consistent with the Company’s other named executive officers, Mr. Schaefer’s employment is “at-will.” However, Mr. Schaefer has entered into a severance and change in control agreement with the Company (the “CIC Agreement”), which by its terms will expire on the third anniversary of the Effective Date. Pursuant to the CIC Agreement, if the Company terminates Mr. Schaefer’s employment for a reason other than cause or Mr. Schaefer’s death or disability at any time other than during the twelve-month period immediately following a change of control, then Mr. Schaefer will receive the following severance benefits from the Company: (i) severance in the form of base salary continuation for a period of six months; (ii) reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the executive and the executive’s eligible dependents for up to six months; and (iii) a pro-rated portion of the annual cash bonus he would have been entitled to receive for the year of termination if he had remained employed by the Company through the end of such year.

The CIC Agreement further provides that if during the twelve-month period immediately following a change of control, (x) the Company terminates Mr. Schaefer’s employment for a reason other than cause or Mr. Schaefer’s death or disability, or (y) Mr. Schaefer resigns from employment for good reason, then, in lieu of the above described severance benefits, Mr. Schaefer shall receive the following severance benefits from the Company: (i) severance in the form of base salary continuation for a period of twelve months; (ii) reimbursement for premiums paid for coverage pursuant to COBRA, for Mr. Schaefer and his eligible dependents for up to twelve months; (iii) a pro-rated portion of the annual cash bonus he would have been entitled to receive for the year of termination if he had remained employed by the Company through the end of such year; and (iv) vesting shall accelerate as to 100% of all of Mr. Schaefer’s outstanding equity awards.

Mr. Schaefer’s receipt of severance payments or benefits pursuant to the CIC Agreement is subject to him signing a release of claims in the Company’s favor and complying with certain restrictive covenants set forth in that agreement. The CIC Agreement contains a “better after-tax” provision, which provides that if any of the payments to Mr. Schaefer constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to Mr. Schaefer, whichever results in his receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code, in each case based upon the highest marginal rate for the applicable tax.

The foregoing descriptions of the Employment Letter and CIC Agreement are a summary and are qualified in their entirety by reference to the Employment Letter and appended form of CIC Agreement, which are attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Letter and Severance and Change In Control Agreement for Thomas J. Schaefer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Biosciences, Inc.

Date:	January 5, 2023	By:	/s/ Thomas J. Schaefer
Thomas J. Schaefer, Chief Financial Officer